CASTLE DENTAL CENTERS
               EXHIBIT 11.1 -- COMPUTATION OF EARNINGS PER SHARE
                                 (IN THOUSANDS)

                                                                          THREE        THREE
                                                                          MONTHS       MONTHS
                                                                           ENDED        ENDED
                                           YEAR ENDED DECEMBER 31,       MARCH 31,    MARCH 31,
                                       -------------------------------   ---------    ---------
                                         1994       1995       1996        1996         1997
                                       ---------  ---------  ---------   ---------    ---------
PRIMARY:
Weighted average common shares
  outstanding........................      2,000      2,000      2,000      2,000        2,332
Weighted average shares issued for
  business acquisitions..............     --         --            160      --           --
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................        948        948        948        948          948
                                       ---------  ---------  ---------   ---------    ---------
Total primary shares.................      2,948      2,948      3,108      2,948        3,280
                                       =========  =========  =========   =========    =========
Net income (loss)....................  $     781  $  (2,414) $  (1,086)   $    77      $    12
                                       =========  =========  =========   =========    =========
Net income (loss) per share..........  $    0.26  $   (0.82) $   (0.35)   $  0.03      $ --
                                       =========  =========  =========   =========    =========
FULLY DILUTED:
Weighted average common shares
  outstanding........................      2,000      2,000      2,000      2,000        2,332
Weighted average shares issued for
  business acquisitions..............     --         --            160      --           --
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................        948        948        948        948          948
                                       ---------  ---------  ---------   ---------    ---------
Total fully diluted shares...........      2,948      2,948      3,108      2,948        3,280
                                       =========  =========  =========   =========    =========
Net income (loss)....................  $     781  $  (2,414) $  (1,086)   $    77      $    12
                                       =========  =========  =========   =========    =========
Net income (loss) per share..........  $    0.26  $   (0.82) $   (0.35)   $  0.03      $ --
                                       =========  =========  =========   =========    =========